Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of QuidelOrtho Corporation for the registration of 8,260,183 shares of its common stock and to the incorporation by reference therein of our reports dated February 29, 2024, with respect to the consolidated financial statements of QuidelOrtho Corporation, and the effectiveness of internal control over financial reporting of QuidelOrtho Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2023, as amended, and filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Diego, California

November 19, 2024